Exhibit 19.1

Securities Trading Policy
LIGHT & WONDER, INC. Company number 666710836
Adopted by the Board on November 4, 2025 (effective November 14, 2025)

1What is this Policy about?
The purpose of this Policy is to:
•ensure that public confidence is maintained in the reputation of Light & Wonder, Inc. and its subsidiaries (collectively Light & Wonder or the Company), directors and employees of Light & Wonder and in the trading of the Company’s securities;
•outline the policy and procedures that apply to directors and employees when dealing in the Company’s securities; and
•recognise that some types of dealing in securities are prohibited by law.
The Company will take a substance over form approach and will have regard to the intent and spirit of this Policy when applying and enforcing it.
If you are confronted with a situation where your common sense or good judgment tells you that trading may not be appropriate, you should refrain from trading or seek guidance from the Company Secretary or Chief Legal Officer.
This Policy is designed to ensure compliance with both Australian and US securities laws, including the Corporations Act 2001 (Cth) (Corporations Act), ASX Listing Rules, and the relevant US federal securities laws. In this Policy, a reference to ‘securities’ means common shares and derivative securities relating to the Company’s common stock such as put and call options (whether or not issued by the Company) and convertible debentures or preferred shares, as well as CHESS Depository Interests (CDIs) (as defined in the ASX Listing Rules), debt securities such as bonds and notes and any other securities the Company may issue from time to time.
For the purposes of this Policy, ‘dealing’ or ‘deal’ includes purchases, sales, gifts, donations, acquisitions or disposals of any of the Company’s securities. It also includes the exercising of options over securities.

2Who must comply with this Policy?
This Policy applies to all of Light & Wonder’s Directors, employees, consultants and independent contractors engaged by Light & Wonder (collectively, Employees).
Certain parts of this Policy apply only to Restricted Persons who, for the purposes of this Policy, are:
•directors of the Company;
•other key management personnel of Light & Wonder (including the CEO and any other direct reports to the CEO) (Senior Executives);
•officers subject to Section 16 of the Securities Exchange Act of 1934 (Exchange Act) (Section 16 Officers); and
•other persons who regularly possess, or by virtue of their position within the Company are likely to have access to, Inside Information (as defined below) and who have been advised by the Chief Legal Officer that they are subject to special restrictions under this Policy (Nominated Employees).
Employees must ensure that their Connected Persons only deal in securities when the Employee to whom they are connected would be permitted to do so under this Policy. The same restrictions that apply to Employees apply equally to their Connected Persons. For Restricted Persons, this means their Connected Persons must also comply with the requirements in section 4 of this Policy.
For the purposes of this Policy, “Connected Persons” include:

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•family members residing with the Employee, and any other individuals living in the Employee’s household;
•family members not residing in the household whose securities transactions covered by this Policy are:
‒directed by the Employee,
‒subject to the Employee’s influence or control (for example, parents or children who consult the Employee before trading), or
‒financially dependent on the Employee;
•any other person who may reasonably be expected to influence, or be influenced by, the Employee in relation to dealings with the Company or Company securities; and
•trusts or other entities controlled by the Employee or by any member of their household.

3Restrictions applying to all Employees
3.1    No dealing while in possession of Inside Information
Employees must not:
•deal, directly or indirectly through Connected Persons or other persons or entities, in the Company’s securities if:
‒they are aware of Inside Information in relation to the Company; or
‒the Company has notified Employees that they must not deal in securities (either for a specified period, or until the Company gives further notice).
•deal in any securities of any other companies while in possession of Inside Information relating to that company.
•encourage another person to deal in securities of any company while in possession of Inside Information relating to that company.
•directly or indirectly communicate Inside Information to another person where they know, or ought reasonably to know, that the person is likely to deal in securities to which the Inside Information relates or encourage someone else to do so (“tipping”).
Inside Information is information that:
•is not generally known or available to the market (referred to as “non-public” information under US federal securities law); and
‒if it were generally available to the market, a reasonable person would expect it to have a material effect (upwards or downwards) on the price or value of a security; or
‒a reasonable investor would consider important in deciding whether to buy, hold or sell a security (referred to as “material information” under US federal securities law).
Information is ‘generally available to the market’ if:
•it consists of a readily observable matter;
•it has been made known in a manner that would, or would be likely to, bring it to the attention of people who commonly invest in the relevant securities (for example, released as an ASX announcement, SEC filing or press release in accordance with the SEC’s Regulation Fair Disclosure) and a reasonable period of time has passed since the information was made known; or
•it consists of deductions, conclusions or inferences made or drawn from either or both of the kinds of generally available information described above.

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Inside Information may include matters of supposition, matters that are not yet certain and matters relating to a person’s intentions.
•References to ‘Inside Information’ in this Policy should be read as including ‘material non-public information’ as that term is used in US federal securities law.
The Company may not, directly or indirectly, buy or sell the Company’s securities while in possession of Inside Information related to the Company unless such trading activity otherwise complies with all applicable US federal and Australian securities laws.
3.2    The Front Page Test
It is important that public confidence in Light & Wonder is maintained. It would be damaging to Light & Wonder’s reputation if the market or the general public perceived that Employees might be taking advantage of their position in Light & Wonder to make financial gains (by dealing in securities on the basis of Inside Information).
As a guiding principle, Employees should ask themselves:
If the market was aware of all the current circumstances, could I be perceived to be taking advantage of my position in an inappropriate way? How would it look if the transaction were reported on the front page of the newspaper? (The Front Page Test)
If the Employee is unsure, he or she should consult the Chief Legal Officer and refrain from trading in Company securities.
Where any approval is required for a dealing under this Policy, approval will not be granted where the dealing would not satisfy the Front Page Test.
3.3    No speculative dealing
Employees must not deal in the Company’s securities on a speculative basis, including short-selling. Short selling involves borrowing and selling securities in the hope that they can be bought back at a lower price in the future to close out the short position at a profit.
3.4    Publicly traded options
Employees may not engage in transactions in publicly traded options in the Company’s securities, such as puts, calls or derivative securities, on an exchange or in any other organised market.
3.5    Hedging and other arrangements
Hedging
Hedging includes entering into any arrangements that operate to limit the economic risk associated with holding the Company’s securities.
You may not enter into hedging or monetisation transactions or similar arrangements designed to hedge or offset any decrease in the market price of the Company’s securities.
    Standing orders
You may not place standing orders (e.g. open orders at set prices) involving Company securities. A broker-executed standing order while you hold Inside Information may result in unlawful trading.
Margin lending and pledging
You may not hold the Company’s securities in a margin account or pledge the Company’s securities as collateral for a loan.
The restriction on purchasing Company securities on margin does not apply to the “cashless exercise” of options (i.e., the exercise of an option where the seller sells some of the securities underlying the option to pay the taxes required to be withheld, the

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exercise price of the options so exercised, and/or broker commissions related to the transactions).
3.6    Dealing in other companies’ securities
Employees may come into possession of Inside Information regarding another company where they are directly involved in client relationship management, negotiating contracts or through a relationship as the customer or supplier of that company. For example, an employee may become aware that Light & Wonder is about to sign a major agreement with another company.
Employees must not deal in the securities in another company if they are aware of Inside Information in relation to that company, no matter how they came into possession of the Inside Information.

4Additional restrictions applying to Restricted Persons
4.1    No dealing in blackout periods
Restricted Persons must not deal in Company securities during the following blackout periods:
•the period beginning at the close of trading on the ASX on the last day of the applicable fiscal quarter and ending after the close of one full trading day on the ASX as well as one full trading day on a US national securities exchange following the public release of the Company’s financial results for such quarter (for example, if the Company announces financial results after the ASX closes (and before a US national securities exchange opens) on a Wednesday, the first time you can buy or sell Company securities is the opening of the ASX on the following Friday (or after a US national securities exchange closes on the following Thursday); and
•any other period that the Chief Legal Officer specifies from time to time (for example, during the period of time during which the Company is in the process of assembling material non-public information to be released by means of a press release or SEC filing, or during the occurrence of a material event that is known by only a few directors or executives).
•The existence of an event-specific blackout specified by the Chief Legal Officer will not be announced, other than to those who are aware of the event giving rise to the blackout and to Restricted Persons, and should not be disclosed to any other person.
4.2    Exceptional circumstances
If a Restricted Person needs to deal in securities during a blackout period due to exceptional circumstances and is not in possession of any Inside Information, then, they may apply for approval to deal. Exceptional circumstances are likely to include severe financial hardship or compulsion by court order.
Approval to deal will only be granted if the Restricted Person’s application is accompanied by sufficient evidence (in the opinion of the person providing clearance) that the dealing is the most reasonable course of action available in the circumstances.
Unless otherwise specified in the notice, any dealing permitted under this section 4.2 must comply with the other sections of this Policy (to the extent applicable).
4.3    Approval required for dealing outside blackout periods
(a)During any period that is not a trading blackout period under section 4.1, Restricted Persons must, prior to any proposed dealing, seek approval for the proposed dealing in the Company’s securities.
(b)There are certain times during the year when approval under this Policy is more likely to be granted. These are the 4 week periods immediately following:

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(1)the day after release of the Company’s full-year results;
(2)the day after release of the Company’s half-year results; and
(3)the day after release of the Company’s quarterly results for the first and third fiscal quarters.
Restricted Persons who wish to seek approval to trade under this Policy are encouraged to do so during these periods. Trading at any time (even if approval has been obtained under this Policy) remains subject to insider trading laws.
4.4    Written request process
(a)Requests for approval under 4.2 or 4.3 should be submitted to the Chief Legal Officer (unless the request is made by the Chief Legal Officer, in which case, the request should be submitted to the CEO).
(b)A request for approval to deal will be answered as soon as practicable. The approver, having consulted with members of management as appropriate, may:
(1)grant or refuse the request; or
(2)impose conditions on the dealing in their discretion.
(c)The approver is not obliged to provide reasons for any aspect of their decision, and may revoke their approval at any time. If a request is not approved or an approval is revoked, that fact must be kept confidential.
(d)Following receipt of approval to deal, the approved dealing must occur within 5 business days following approval (or such other time specified in the approval), otherwise the approval is no longer effective and fresh approval must be sought.
(e)Approval under this Policy is not an endorsement of the dealing. Personnel are responsible for their own compliance with the law.
(f)The Chief Legal Officer will report any waivers or permissions to trade during a blackout to the Board at the next scheduled board meeting.
4.5    Directors – confirmation of trade required
Following any trade, Directors and Section 16 Officers must promptly notify the Chief Legal Officer, ideally by close of business on the day the trade is entered. This is to assist the Company to comply with its disclosure obligations under the ASX Listing Rules and to help ensure compliance with individual reporting obligations pursuant to Section 16 of the Exchange Act.
Directors and Section 16 Officers must ensure timely compliance with all applicable US reporting obligations. This includes filing a Form 4 with the SEC within two business days of most transactions in Company securities (including gifts), and filing a Form 144 prior to certain open market sale of Company shares. While the Company may assist with these filings, ultimate responsibility for compliance rests with the individual.
4.6    Section 16 and Rule 144 Compliance
Directors and Section 16 Officers are also responsible for compliance with Section 16 of the Exchange Act (including provisions related to disgorgement of “short-swing profits” and restrictions on short sales of the Company’s securities) and Rule 144 of the Securities Act of 1933 in connection with their transactions in the Company’s securities.

5Excluded Dealings
Sections 4.1 and 4.3 of this Policy do not apply to the following:
(a)participation in an employee, executive or director equity plan operated by the Company, including:
(1)purchases of Company securities under the employee share purchase plan resulting from an employee’s periodic payroll contributions;

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(2)the exercise of a share option for cash; and
(3)the issuance of shares upon vesting of an award of restricted share units (RSUs) or the concurrent withholding by the Company of a portion of those units to satisfy applicable withholding taxes, however for the avoidance of doubt, sections 3.3, 4.1 and 4.3 would still apply in the following circumstances:
(4)any dealing in securities in the Company granted under an employee, executive or director equity plan after those securities cease to be held under the terms of that plan (for example, any sale of shares received on vesting of RSUs);
(5)a cashless exercise of the option through a broker, as this entails selling a portion of the underlying shares to cover the costs of exercise; and
(6)any election (or change of an election) you may make regarding your tax withholding method (e.g., “netting” shares vs. payment in cash) in connection with a vesting of an award of RSUs.
(b)The following categories of trades:
•acquisition of Company securities through a dividend reinvestment plan;
•acquisition of Company securities through a share purchase plan available to all retail shareholders;
•acquisition of Company securities through a rights issue; and
•the disposal of Company securities through the acceptance of merger consideration, a scheme of arrangement or tender offer/equal access buy-back.
(c)Dealings that result in no effective change to the beneficial interest in the securities (for example, transfers of Company securities already held into a superannuation fund or trust of which the Employee is a beneficiary).
(d)Trading under a pre-approved non-discretionary trading plan, where the Employee did not enter into the plan or amend the plan during a blackout period, the plan does not permit the Employee to exercise any influence or discretion in relation to trading under the plan and the plan cannot be cancelled during a blackout period, other than in exceptional circumstances.
(e)Bona fide gifts of the Company’s securities where the donor has taken appropriate steps approved by the Chief Legal Officer to ensure that the recipient will not sell the Company’s securities while the donor is aware or in possession of Inside Information. Bona fide gifts by Restricted Persons are subject to the additional procedures set forth herein that apply to other transactions by Restricted Persons.
Given such dealings in section 5 remain subject to the insider trading rules in the Corporations Act, Employees should still consider any legal or reputational issues (and discuss any concerns they have with the Chief Legal Officer) before proceeding with the dealing.

6Post-employment trading
If you are aware of Inside Information when your employment or engagement ends, you must not trade until that information becomes public and one full trading day has elapsed, or it ceases to be material.

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7Unauthorised Disclosure of information
All Company information is confidential. Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment or service as confidential and proprietary to the Company. Inadvertent disclosure of confidential or Inside Information may expose the Company and you to significant risk of investigation and litigation
Responses to investors, analysts or media on behalf of the Company must only be made by authorised spokespersons. Refer to the Disclosure Policy for more information.
Employees should not post or share Inside Information on social media, blogs, forums or messaging platforms. Internally, Inside Information should be only disseminated on a strict need‑to‑know basis.

8What happens if this Policy is breached?
(a)Breaches of this Policy will be regarded by the Company as serious and will be subject to appropriate sanctions. Any person who is suspected of breaching this Policy may be suspended from attending the workplace on full pay pending the outcome of investigations into the alleged breach. Any person who breaches this Policy could face disciplinary action (including forfeiture of securities and/or suspension or termination of employment).
(b)Breaches of the insider trading laws have serious consequences for both the personnel concerned and the Company. Penalties under the Corporations Act include financial penalties and imprisonment. Under US federal securities law, violation of this Policy may result in both civil and criminal penalties, including substantial fines and imprisonment.
(c)Employees are expected to report actual or suspected violations to the Chief Legal Officer, or their delegate. Supervisors who fail to take steps to prevent insider trading or tipping or who ignore it may also be liable under applicable securities laws and may be subject to discipline by the Company.

9Other
(a)Employees should contact the Chief Legal Officer (or their delegate) if they are unsure about whether it is acceptable to deal or communicate with others in relation to the Company’s securities or other securities or if they have any other queries about this Policy.
(b)Restricted Persons must acknowledge and certify their understanding of, and intent to comply with, this Policy (by email or other method specified by the Chief Legal Officer).
(c)The Chief Legal Officer may delegate their responsibilities under this Policy and must do so if they will not be contactable for an extended period of time.

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